Exhibit 99.3

CONSENT OF RISI, INC.

April 16th, 2008

To:	Douglas K. Cooper
General Counsel
NewPage Group Inc.

We hereby consent to the citation by NewPage Group Inc. and its subsidiaries (the “Company”) of data reported by our source, RISI, Inc., and to the use of our name in connection with the use of such data in the Registration Statements on Form S-1 and Form S-4 filed by the Company or any of its subsidiaries with the Securities and Exchange Commission and any amendments thereto.

RISI, Inc.

By:	/s/ Brendan Lowney
Name:	Brendan Lowney
Title:	Vice President of Pulp & Paper Information